Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Research Corporation:

We consent to the use of our report dated February 24, 2006, with respect to the consolidated balance sheets of National Research Corporation and subsidiary as of December 31, 2005 and 2004, and the related statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which is incorporated herein by reference.

/s/ KPMG LLP

Lincoln, Nebraska
October 2, 2006